Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts:	David Olson	Angie McCabe
	818.676.6978	818.676.8692
	david.w.olson@healthnet.com	angeline.c.mccabe@healthnet.com

HEALTH NET CLOSES $175 MILLION DEBT FACILITY

LOS ANGELES, December 20, 2007 – Health Net, Inc. (NYSE:HNT) today announced that it has secured $175 million in new debt under a financing facility from a non-U.S. bank.  The new facility will amortize over five years in fixed semi-annual payments equal to $35 million per year.  In connection with the facility, Health Net entered into an interest rate swap agreement under which Health Net will pay an amount equal to LIBOR and receive in return a fixed rate of 4.3 percent.  Health Net intends to use the proceeds from the new debt facility for general corporate purposes.

About Health Net
Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.7 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.
For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements contained in news releases, in Health Net’s filings with the Securities and Exchange Commission, in the company’s reports to shareholders and in meetings with investors and analysts, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, regulatory issues, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

#           #           #